EXHIBIT 10(f)(14)

Management Incentive Plan for 2021 (2021 MIP)
Under the 2021 MIP, executive officers of the Company are eligible to receive performance related annual cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.
The Committee previously approved incentive opportunities for 2021, expressed as a percentage of base salary for each participating officer. The Committee also established overall threshold, target and maximum performance metrics and payout ranges for the 2021 MIP. Financial performance measures and weightings were: Absolute Revenue (unadjusted for currency) (weighted at one-third), Adjusted Operating Margin (weighted at one-third) and Free Cash Flow (weighted at one-third). Additionally, the Committee established an Environmental, Social and Governance (ESG) payout modifier that allowed the otherwise applicable performance-based payout to be increased or decreased by up to 10% of target, with the result not to exceed 200% of target. The Committee maintains the authority to increase or decrease an award based on individual performance.
The performance against the 2021 MIP goals was as follows: Absolute Revenue and Adjusted Operating Margin were below threshold, Free Cash Flow was between target and maximum, and the ESG payout modifier increased the overall payout by 7.5% of target.